ITEM 77(I)
                       TERMS OF NEW OR AMENDED SECURITIES

The Prospectus for the Stratevest Funds (the "Trust") included in Trust's Registration Statement is incorporated by reference as filed via EDGAR on March 16, 2001 (accession number 0001119381-01-000003). The Statement of Additional Information included in the Trust's Registration Statement is incorporated by reference as filed via Edgar on November 20, 2000 (accession number 0001119381-00-000013).